FY 2007 Financial Targets & Goals
1
As of November 30, 2006
Exhibit 99.02
Over FY'07 - FY'09 3 Year Period: Fiscal Year 2007
Revenue: + 8 - 10% At or above the high end of long-term goal
EPS
1
: + 12 - 15%
2
$3.25 - $3.40 per share (includes equity compensation expense)
Operating FY07 OE
3
growth
Segment Revenue
Earnings
3
vs. long-term target Drivers
HSCS - Pharma + 7 - 10% + 7 - 10% In range * Strong bulk growth; generic launches; cost control; stable to increasing
EP margins driven by efficient capital usage; impact of Dohmen acquisition
* Sell margin pressure; stable to declining operating margins due to sales mix (driven by lower-margin bulk revenue growth)
HSCS - Medical + 4 - 7% + 6 - 9% In range * Strong corporate brand sales growth; cost control; stable to increasing operating margins; stable EP margins
* Launch of IPS and customer service consolidations
MPM + 6 - 8% + 10 - 12% Above range * New contracts; product innovation; international growth; impact of restructuring and sourcing initiatives; impact of DBI acquisition
CTS + 10 - 15% + 15 - 20% Below range * Strong product demand for Alaris and Pyxis products; new product launches; continued impact of operational improvements; international expansion; impact of MedMined acquisition
* Increased investment in innovation, quality and service
* Current estimate of SE pump fix; impact of Care Fusion acquisition
Return on Equity
4
: 15% - 20% In line with long-term goal
Operating Cash Flow: > 100% of net earnings In line with long-term goal
Cash Returned up to 50% of OCF, via share - Quarterly dividend increased 50% to $0.09 per share to Shareholders : repurchase and dividends
2
- Plan to repurchase $1.5 Billion in FY'07
Credit Rating: Strong investment grade Continued progress from BBB
1
Non-GAAP diluted EPS from continuing operations.
2
Excludes the impact of proceeds from the PTS divestiture.
3
Segment operating earnings growth rates represent organic growth only (except as noted).
4
Non-GAAP return on equity.
One Year Targets Long-Term Financial Goals

CARDINAL HEALTH, INC. AND SUBSIDIARIES
GAAP / NON-GAAP RECONCILIATION
Forward-Looking Non-GAAP Financial Measures
The Company presents non-GAAP diluted EPS from continuing operations and growth rate and non-GAAP return on equity on a forward-looking basis.  The Company is unable to provide a quantitative reconciliation of these forward-looking non-
GAAP measures to the most comparable forward-looking GAAP measures because the Company cannot reliably forecast special items and impairment charges and other, which are difficult to predict and estimate and are primarily dependent on future events.  In addition, the long-term non-GAAP diluted EPS from continuing operations growth rate goal excludes the impact of the proceeds from the PTS divestiture.  The Company expects to use the proceeds to repurchase shares, which, depending on the timing of the divestiture, the Company expects should further add materially to fiscal 2008 EPS growth.
The Company is unable to reliably forecast the proceeds from the proposed divestiture at this time.  Please note that the unavailable reconciling items could significantly impact the Company’s future earnings.
DEFINITIONS
GAAP
Operating Cash Flow: net cash provided by operating activities from continuing operations
Non-GAAP
EP Margin: [net operating earnings, after-tax minus (tangible capital multiplied by weighted average cost of capital)]
divided by revenue
Non-GAAP Diluted EPS from Continuing Operations: non-GAAP earnings from continuing operations divided by diluted weighted average shares outstanding
Non-GAAP Diluted EPS from Continuing Operations Growth Rate: (current period non-GAAP diluted EPS from continuing operations minus prior period non-GAAP diluted EPS from continuing operations) divided by prior period non-GAAP EPS from continuing operations
Non-GAAP Return on Equity: (annualized current period earnings from continuing operations plus special items minus special items tax benefit) divided by average shareholders' equity